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                                                                Exhibit 10.46


                       General Maritime Ship Holdings Ltd.
                               35 West 56th Street
                            New York, New York 10019

                                                    ____________, 2001

Peter C. Georgiopoulos
26 East 81st Street
New York, New York 10028

Dear Peter:

            The undersigned General Maritime Ship Holdings Ltd., a Marshall Islands corporation (to be renamed General Maritime Corporation upon completion of its initial public offering, the "Company"), desires to employ you with the Company in the capacities of Chief Executive Officer and Chairman of the Board of Directors of the Company from and after the closing date of the Company's initial public offering (the "Closing Date"), and you desire to be so employed by the Company, subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "GenMar Group" means and includes the Company and each of its subsidiaries and controlled affiliates and ventures from time to time.

            Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

            1. EMPLOYMENT; TERM. The Company hereby employs you, and you hereby accept such employment and agree to serve the GenMar Group, upon the terms and conditions hereinafter set forth, for a term commencing on the Closing Date and (unless sooner terminated as hereinafter provided) expiring on the fourth anniversary of such date. Such term shall thereafter be extended through the end of the Company's fiscal year ending in 2005 and thereafter to the end of each fiscal year of the Company unless you or the Company give the other at least 90 days prior written notice of your or the Company's election not to renew the term of the Agreement (such term of employment including any such extension being hereinafter referred to as "your term of employment"). An election not to renew shall not be deemed "termination" of your employment for purposes of
Section 5 hereof.

            2. POSITION; CONDUCT.

                  (a) During your term of employment, you will hold the titles and offices of, and serve in the positions of, Chairman of the Board of Directors and Chief Executive Officer of the Company. You shall report to the Board of Directors of the Company (the "Board of Directors") and shall perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the GenMar Group, without additional compensation) as the Board of Directors shall reasonably request consistent with your position. All executives of the GenMar Group will report to you directly or indirectly.
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                  (b) During your term of employment, you shall (i) devote your full business time and attention to the business and affairs of the GenMar Group and faithfully perform, to the best of your ability, all of your duties and responsibilities (but notwithstanding the foregoing, nothing in this Agreement shall preclude you from engaging, consistent with your duties and responsibilities hereunder, in charitable and community affairs, from managing your personal passive investments and upon approval of the Board of Directors of the Company, from serving as a director of another company); and (ii) abide by all applicable policies of the GenMar Group from time to time in effect.

                  (c) Without limiting any obligation of the Company to you, your service hereunder shall be for the benefit of the members of the GenMar Group and the Company shall allocate the cost of these arrangements among such members of the Genmar Group as it determines is appropriate.

            3. SALARY; ADDITIONAL COMPENSATION; PERQUISITES AND BENEFITS.

                  (a) During your term of employment, the Company will pay you a base salary at an annual rate of not less than Four Hundred and Fifty Thousand Dollars ($450,000), subject to annual review by the Board of Directors or an appropriate committee thereof and, in the discretion of such committee, increase from time to time. Such salary shall be paid in installments in accordance with the Company's standard practice, but not less frequently than monthly.

                  (b) For fiscal year 2001 and thereafter for each fiscal year throughout your term of employment, you will be eligible to earn a bonus as determined by the Board of Directors or an appropriate committee thereof based upon actual performance as measured against goals set by the Board or such committee. Promptly following the Closing Date, the Company will establish a "Senior Executive Incentive Program" reasonably acceptable to you as it applies to you providing for an incentive bonus pool available to you and senior executives designated by the Board of Directors or an appropriate committee thereof after consultation with you (the "Bonus Pool"). Without limiting the generality of the foregoing, this program will provide you with a target bonus for Fiscal Year 2001 and thereafter for each fiscal year throughout your term of employment of not less than 60% of your base salary up to a target bonus of $300,000 per annum; PROVIDED, however, that your consent rights under the preceding sentence shall not give you the right you to require a greater target bonus. To the extent that Section 5(b) or Section 5(f) provide for payment to you of a bonus for less than a full fiscal year, such payment shall be based on the annual bonus rate which would have been payable for such period had you been employed for the whole of such fiscal year (or such other rate or may be provided in Section 5(b) or Section 5(f)) times a fraction the numerator of which shall be the number of days in the period for which the bonus is to be paid and the denominator of which shall be 365.

                  (c) During your term of employment, you will be eligible to participate in all benefit programs as are from time to time made generally available to other senior executives of the GenMar Group.

                  (d) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary out-of-pocket business

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expenses as may be incurred by you during your term of employment in the performance of your duties and responsibilities under this Agreement. You will provide documentation of such expenses as reasonably required under standard Company policies from time to time.

                  (e) You shall be entitled to a vacation period to be credited and taken in accordance with GenMar Group policy from time to time in effect, of four weeks per annum.

                  (f) You shall be eligible to receive stock option grants from time to time pursuant to the Company's 2001 Stock Incentive Plan in accordance with the terms and conditions thereof.

                  (g) During your term of employment, you shall receive a car allowance in accordance with the Company's policies and procedures, in the amount of $2,500 per month.

            4. TERMINATION.

                  (a) The Company may terminate your term of employment under this Agreement for Cause. As used herein, the term "Cause" means:

                        (i)   Any act or failure to act involving
                        fraud, material theft or embezzlement affecting the GenMar Group;

                        (ii) Conviction of (or a plea of NOLO CONTENDERE to) an offense which is a felony in the jurisdiction involved;

                        (iii) Your failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in this Agreement, which results in a material adverse effect on the GenMar Group; or

                        (iv) Your engagement in Competitive Activity, as defined in Section 8 herein.

                  (b) No act or circumstances shall constitute Cause under Sections 4(a) (iii) or (iv) above unless you are given written notice by the Board of Directors of the act or circumstances which would otherwise constitute Cause hereunder and for 30 days after receipt of such notice have failed to cure such act or circumstances.

                  (c) The Company will provide you with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

                  (d) Your term of employment will terminate forthwith upon your death or, at the Company's option, upon your Disability. As used herein the term "Disability" means your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory

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to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal representative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should your employment be terminated due to Disability, all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability.

            5. SEVERANCE. In the event that your employment is terminated prior to the expiration date provided in Section 1 (including prior to the expiration date for any renewal term), you shall be entitled only to any incurred expenses through the date of termination required to be reimbursed under Section 3(d) and the following compensation and benefits:

                  (a) In the event that your term of employment is terminated for Cause, or if you resign without Good Reason (as hereinafter defined), the Company will pay to you an amount equal to your accrued but unpaid base salary through the date of such termination.

                  (b) Subject to Section 5(c) below, in the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary and bonus through the date of such termination and shall also (A) provide you with insurance coverages or the equivalent no less favorable to you than those provided to you immediately prior to such termination (including without limitation under any medical, dental, long term disability and life insurance programs) and an automobile benefit no less favorable to you than that provided by Section 3(g) until the later of (x) the fourth anniversary of the Closing Date and (y) 24 months following the date of such termination, and (B) pay to you, in substantially equal monthly installments over the period described in clause (A) above an amount equal to the aggregate of (I) what your base salary would have been for said period (using for such purpose the base salary rate in effect on the date of termination) plus (II) a bonus for each year or portion thereof of such period at the same rate as your average annual bonus during the preceding five years beginning with the year ending December 31, 2001 or such shorter time as you were employed by the Company (using, if such termination occurs before December 31, 2001, your target bonus under Section 3(b) for the year ending December 31, 2001 as if it were your actual bonus for that year). In such event, the Company agrees that your rights (your "COBRA" rights) to continued medical coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") shall be deemed to commence after the expiration of the period described in clause (A) above, or if the Company's policies do not allow such a commencement, the Company shall give you the equivalent benefit. For the purpose of this Agreement, termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment upon notice to the Company following (1) assignment to you of duties materially inconsistent with your position as described in Section 2(a); (2) your being removed from such position; (3) failure to reelect you as a director of the Company or your removal as a director of the Company; or (4) your assignment to an office other than the Company's headquarters in the Borough of Manhattan; in any case without your written consent, which termination shall be effective 30

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days after written notice of such circumstances by you to the Company, if such circumstances have not been cured within 30 days following receipt of such written notice.

                  (c) Change of Control. If a Change of Control occurs and thereafter you terminate your employment for Good Reason or the Company terminates your employment without Cause, the Company shall promptly pay to you any amount payable to you under Section 5(b) above, and the Gross-Up Payment. The Gross-Up Payments shall be made, subject to applicable withholding requirements, upon the earlier of (x) the payment to you of any Payment or (y) the imposition upon you or payment by you of any Excise Tax. If the Company is required to pay you under this Section 5(c), it shall also observe the provisions of clause (A) of Section 5(b).

                  (d) As used herein, "Change of Control" shall mean the occurrence of any of the following:

                  (i) (x) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than you or entities which you directly or indirectly control (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company if such person or group so beneficially owns more of such voting power than Oaktree Capital Management, LLC and its affiliates (as defined under such Rule 12b-2, collectively, "Oaktree") or (y) Oaktree so acquiring more than 50% of such voting power.

                  (ii) the sale of all or substantially all of the Company's assets in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equityholdings of the Company or to an entity which you directly or indirectly control; or

                  (iii) any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity.

                  (e) "Gross-Up Payment" means an additional amount such that the net amount retained by you, after deduction of the Excise Tax (as defined below) on any payments or benefits under this Agreement and/or under any option plan or agreement of the Company received by you from the Company as a result of a Change of Control (within the meaning of section 280G(b)(2) of the Code) (collectively, the "Payments") and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by you with respect thereto (other than such interest, penalties or additions to tax payable solely as a result of action or inaction by you), shall be equal to the total

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amount of the Payments. "Excise Tax" means the tax imposed by Section 4999 of the Code. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (x) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to you ("Independent counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax; (y) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion. In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against you asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, you shall promptly give the Company notice of any such claim, potential claim or proceeding. The Company shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings solely to the extent relating to any Excise Tax payable in respect of the Payments, and you shall cooperate with and assist the Company, at the Company's expense, in any such discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Company. You will not settle any claim or proceeding relating solely to the Excise Tax payable in respect of the Payments without the consent of the Company, which consent shall not be unreasonably withheld. You shall file, at the Company's expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Company and shall pay over to the Company (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by you. All fees and expenses of Independent Counsel shall be borne by the Company.

                  (f) In the event that your term of employment is terminated on account of your death or Disability, the Company will pay to you or your estate an amount equal to your accrued but unpaid base salary and bonus through the date of such termination and shall

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continue to make base salary payments to you or your estate, at the rate in effect as of the date of your death or Disability, for a period of twelve months from and after such date.

                  (g) You shall have no duty to mitigate the severance amounts or any other amounts payable to you hereunder, and such amounts shall not be subject to reduction for any compensation received by you from employment in any capacity or other source following the termination of your employment with the GenMar Group.

            6. CONFIDENTIAL INFORMATION.

                  (a) The GenMar Group owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information). Confidential information includes, but is not limited to, manuals, documents, computer programs, compilations of technical, financial, legal or other data, client or prospective client lists, names of suppliers, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.

                  (b) You acknowledge and agree that in the performance of your duties hereunder the GenMar Group will from time to time disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the GenMar Group's interests and an improper disclosure of trade secrets. You agree that during your term of employment and for three years thereafter you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than during your term of employment in the course of your assigned duties and for the benefit of the GenMar Group, any Confidential Information. Upon termination of your term of employment, you shall not retain or take with you any Confidential Information in a Tangible Form (defined below), and you shall immediately deliver to the Company any Confidential Information in a Tangible Form that you then control, as well as all other property, equipment, documents or things that was issued to you or otherwise received or obtained during your term of employment with the Company. "Tangible Form" includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form.

                  (c) The provisions of this Section 6 shall survive the termination of this Agreement and your term of employment.

            7. NON-SOLICITATION.

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                  (a) You acknowledge and agree (i) that the services to be
rendered by you for the GenMar Group are of a special, unique, extraordinary and personal character, and (ii) that you have and will continue to develop a personal acquaintance and relationship with the GenMar Group's employees. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the GenMar Group that you make the covenants contained in this Section 7.

                  (b) You agree that, during your term of employment hereunder and for a period of two years thereafter, you shall not, directly or indirectly, without the prior consent of the Company, solicit or induce or attempt to solicit or induce (i) any employee of the GenMar Group to leave the employ of the GenMar Group (but the foregoing shall not apply to the placement of or responses to general advertising which does not name specific employees or the Company) or (ii) any customer of the Company which accounted for more than 5% of its revenues during the preceding fiscal year to cease doing business with the Company or reduce the amount of business it does with the Company (but the foregoing shall not prevent your seeking business for other business entities in activities which do not violate Section 8(a)).

                  (c) The provisions of this Section 7 shall survive the termination of this Agreement and your term of employment.

            8. CERTAIN COMPETITIVE ACTIVITIES.

            (a) You shall not engage in any Competitive Activity (as defined below) while employed by the Company and for a period of two years thereafter provided that the provisions of this Section 8(a) shall be effective only during a period for which the Company pays you salary under Section 5(b)(B)(I) pursuant to the requirements of such section or otherwise. If you engage in Competitive Activity in breach of this Section 8(a) after termination of your employment with the Company, the Company shall be entitled to (i) terminate salary payments to you under Section 5(b), 5(c) or otherwise and (ii) seek non-monetary injunctive relief. The remedies under clauses (i) and (ii) of the preceding sentence shall be the sole remedies in respect of such a breach (but shall not limit the terms of Section 8(b)) and clause (ii) shall not be available following a Change of Control or if you terminate your term of employment for Good Reason or the Company terminates your term of employment without Cause. Termination under clause (i) above shall be effective 30 days after receipt by you of written notice from the Company specifying the nature of the purported breach if you have not cured such breach during such 30 day period. You may at any time after termination of your employment with the Company elect to terminate the receipt of salary payments to you under Section 5(b), 5(c) or otherwise at which time your obligations under this Section 8(a) shall terminate.

            (b) In the event that your employment with the Company is terminated prior to the fourth anniversary of the Closing Date by the Company for Cause or you voluntarily terminate your employment with the Company before such anniversary without Good Reason, you agree that, if you engage in Competitive Activity with the Company on or prior to the fourth anniversary of the Closing Date you shall return to the Company at no cost to the Company the Applicable Shares. The provisions of this Section 8(b) shall terminate and be of no further force and effect upon a Change of Control or if you terminate your term of employment for Good Reason or the Company terminates your term of employment without Cause. In order to invoke the provisions of this Section 8(b) the Company will give you written notice specifying the

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circumstances which it alleges amount to Competitive Activity, and you shall have 30 days from receipt of such notice to cure such circumstances.

            (c) As used in this Section 8, "Competitive Activity" means substantial involvement in the management or operation of tankers transporting crude oil or other materials wherever such business is located in the world if such business is a competitor of the Company. Holding more than 50% of the voting equity of a business shall be deemed to be substantial involvement in its management or operations. Mere investment in 50% or less of such equity shall not in and of itself constitute such involvement.

            (d) As used in this Section 8, "Applicable Shares" means:

            (i) 320,000 shares of Common Stock of the Company in the event that you engage in the relevant Competitive Activity on or before the first anniversary of the Closing Date;

            (ii) 240,000 shares of Common Stock of the Company in the event that you engage in the relevant Competitive Activity after the first anniversary but on or before the second anniversary of the Closing Date;

            (iii) 160,000 shares of Common Stock of the Company in the event that you engage in the relevant Competitive Activity after the second anniversary but on or before the third anniversary of the Closing Date; and

            (iv) 80,000 shares of Common Stock of the Company in the event that you engage in the relevant Competitive Activity after the third anniversary but on or before the fourth anniversary of the Closing Date.

The foregoing share amounts shall be adjusted as determined by the Company with your agreement not to be unreasonably withheld for any split, reverse split, stock dividend, recapitalization, merger, consolidation or similar event relating to the Common Stock.

            9. SPECIFIC PERFORMANCE. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 6, 7 or 8(a) hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 6, 7 or 8(a), in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

            10. LIFE INSURANCE. You agree that, during your term of employment, the GenMar Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit, subject to such aggregate coverage limitation as you and the Company shall agree, your consent not to be unreasonably withheld. You agree to cooperate fully with the GenMar Group in obtaining such life insurance, to sign any necessary consents,

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applications and other related forms or documents and to take any required medical examinations.

            11. WITHHOLDING. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

            12. NO CONFLICT. You represent and warrant that you are not party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the GenMar Group in all of the respects contemplated hereby.

            13. NOTICES. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

            14. MISCELLANEOUS.

                  (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                  (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

                  (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

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                  (e) Any controversy arising out of or relating to this
Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 6, 7 or 8 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that you prevail in any claim or proceeding between you and the Company arising in relation to this Agreement, the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorneys' fees) incurred by you in pursuing such claim or proceeding.

                  (f) This Agreement sets forth the entire understanding between the parties as to the subject matter hereof and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                  (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

                  (h) Notwithstanding any provision hereof to the contrary, this Agreement and the provisions hereof shall only become effective upon the Closing Date; if the Closing Date shall not have occurred by 180 days after the date hereof, this Agreement shall be deemed void, AB INITIO.

            Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

                                       Very truly yours,

                                       General Maritime Ship Holdings Ltd.


                                       By:
                                          ------------------------------------
                                           Name:
                                           Title:

Accepted and Agreed:


--------------------
Peter C. Geogiopoulos



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